PRICING SUPPLEMENT (To prospectus supplement dated April 10, 2007 and prospectus dated April 9, 2007)	Filed pursuant to Rule 424(b)(5) Registration No. 333-141868

KfW, Frankfurt/Main, Federal Republic of Germany

¥50,000,000,000

2.60% Global Notes due 2037

KfW, also known as Kreditanstalt für Wiederaufbau, will pay interest on the notes in two equal semi-annual installments in arrears on June 20 and December 20, commencing on December 20, 2007. The first interest payment will be for interest accrued from and including June 20, 2007 to, but excluding, December 20, 2007. The notes will mature on June 20, 2037. The notes are not redeemable at any time prior to maturity.

KfW will make payments with respect to the notes without deduction or withholding of taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.

Pursuant to the Law Concerning KfW, the notes will benefit from a statutory guarantee of the Federal Republic of Germany.

Purchasers of the notes must make payment in Japanese yen. The managers may arrange for U.S. purchasers to pay for the notes in U.S. dollars. KfW will pay the principal of and interest on the notes in Japanese yen. However, you will receive the principal of and interest on the notes in U.S. dollars unless you elect to receive such payments in Japanese yen.

For information on exchange risks, see “Information on Currency Conversion and Foreign Exchange Exposure” in the accompanying prospectus supplement and “Foreign Exchange Exposure” in this pricing supplement.

The notes are governed by the laws of the Federal Republic of Germany and provide that the District Court (Landgericht) in Frankfurt am Main is the exclusive jurisdiction in which an action or other legal proceedings arising out of or in connection with the notes may be brought.

Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 10, 2005 (the “Luxembourg Prospectus Act”).

	Per Note	Total
Price to public(1)	99.685%	¥49,842,500,000
Underwriting commissions	0.275%	¥137,500,000
Proceeds to KfW(1)(2)	99.410%	¥49,705,000,000

(1)	Plus accrued interest, if any, from June 20, 2007 if settlement occurs after that date.
(2)	Before deduction of expenses payable by KfW.

The managers named in this pricing supplement are offering the notes subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the notes will be made upon the instructions of the managers through the facilities of The Depository Trust Company, New York, also known as DTC, as well as through the facilities of other clearing systems that participate in DTC, including Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear Bank SA/NV, also known as Euroclear, on or about June 20, 2007. The notes will be represented by one or more permanent global certificates and will not be exchangeable for definitive certificates except in the limited circumstances described in the accompanying prospectus supplement. The notes have been assigned a CUSIP number of 500769CG7, an ISIN number of US500769CG75 and a common code of 030676815.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, the accompanying prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Nikko Citigroup

Pricing Supplement dated June 15, 2007

This pricing supplement should be read together with the accompanying prospectus supplement setting forth information relating to global notes denominated in currencies other than U.S. dollars, euro or Canadian dollars dated April 10, 2007, the accompanying prospectus dated April 9, 2007, and the documents incorporated herein by reference. See “Incorporation by Reference” in this pricing supplement. These documents taken together are herein referred to as the “disclosure document.” The documents incorporated herein by reference contain information regarding KfW, the Federal Republic of Germany and other matters. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-141868) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 relating to our debt securities described in the prospectus.

If the information in this pricing supplement differs from the information contained in the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement.

The disclosure document fulfills the requirements for a simplified prospectus pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act. It does not constitute a prospectus pursuant to Part II of the Luxemburg Prospectus Act, which transforms Directive 2003/71/EC (the “Prospectus Directive”) into law in Luxemburg. Accordingly, the disclosure document does not purport to meet the format and the disclosure requirements of the Prospectus Directive and Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive, and it has not been, and will not be, submitted for approval to any competent authority within the meaning of the Prospectus Directive. The notes issued pursuant to the disclosure document will therefore not qualify for the benefit of the single European passport pursuant to the Prospectus Directive.

The Luxembourg Stock Exchange takes no responsibility for the content of the disclosure document, makes no representations as to its accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of the disclosure document. KfW accepts full responsibility for the accuracy of the information contained in the disclosure document, and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

You should rely only on the information provided in the disclosure document. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in the disclosure document is accurate as of any date other than the date on the front of each document forming part of the disclosure document or, with respect to information incorporated by reference, as of date of such information.

References herein to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “¥” or “yen” are to Japanese yen. References to “U.S. dollars” or “$” are to United States dollars.

For information regarding exchange rates between euro and U.S. dollars, see KfW’s annual report on Form 18-K, as amended, which is incorporated by reference herein. The noon buying rate for euro on June 14, 2007 was €1.00=$1.3311. For information regarding exchange rates between yen and U.S. dollars, see “Foreign Exchange Exposure” in this pricing supplement.

References herein to “we” or “us” are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.

In connection with this offering of notes, Citigroup Global Markets Limited or any person acting for it may over-allot the notes (provided that the aggregate principal amount of notes allotted does not exceed 105 percent of the aggregate principal amount of the notes) or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that Citigroup Global Markets Limited or any person acting for it will undertake stabilization action. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the notes and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the notes.

INCORPORATION BY REFERENCE

The SEC and the Luxembourg Stock Exchange allow us to “incorporate by reference” into this pricing supplement and the accompanying prospectus supplement and prospectus the information in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of the information provided to you, and information that we file later with the SEC and the Luxembourg Stock Exchange, in each case to the extent it stipulates that it is to be incorporated by reference, will automatically update and supersede this information. We incorporate by reference the documents and any amendments to them filed with the SEC and the Luxembourg Stock Exchange until completion of this offering. For a list, see “Where You Can Find More Information” in the accompanying prospectus.

We will provide, without charge, to each person to whom a copy of this pricing supplement has been delivered, upon the request of such person, a copy of any or all of the documents deemed to be incorporated herein by reference unless such documents have been modified or superseded as specified above. Requests for such documents should be directed to KfW at its office at Palmengartenstraße 5-9, D-60325 Frankfurt am Main. In addition, such documents will be available free of charge from the principal office in Luxembourg of Deutsche Bank Luxembourg S.A. See “Further Information” in this pricing supplement. You may also request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, Mail Stop: SUM 01-0105, Summit, New Jersey 07901, U.S.A.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately ¥49,705,000,000 (after deducting underwriting commissions and expenses). The net proceeds from the sale of the notes will be used by us in our general business.

FOREIGN EXCHANGE EXPOSURE

An investment in the notes, which may be denominated in, and provide for payments in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, entails significant risks that are not associated with a similar investment in a security denominated in that other currency. For further information, see “Information on Currency Conversion and Foreign Exchange Exposure” in the accompanying prospectus supplement.

The following table shows the average, high and low noon buying rates for yen, expressed in number of yen per $1.00, for the years indicated. No representation is made that the yen or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or yen, as the case may be, at any particular rate. The noon buying rate for yen on June 14, 2007 was ¥122.97=$1.00.

Year ended December 31,	Average(1)	High	Low
2002	124.725	134.57	115.71
2003	115.834	121.42	106.93
2004	107.634	114.30	102.56
2005	110.735	120.93	102.26
2006	115.990	119.81	110.07

(1)	The average of the noon buying rates on the last business day of each month during the relevant period.

TERMS OF THE NOTES

The following description of the particular terms and conditions of the notes offered hereby (referred to as the “notes” in this pricing supplement and the accompanying prospectus supplement and as the “securities” in the accompanying prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of notes set forth in the accompanying prospectus supplement and prospectus, to which description reference is hereby made. The description of the terms and conditions below (with the exception of certain explanatory text designated by italics) is substantially the same as the legally binding English language text thereof and is qualified in its entirety by reference thereto. A copy of the form of conditions has been filed with the SEC as an exhibit to the registration statement.

General Provisions

Principal Amount and Denomination. The notes will be issued in an aggregate principal amount of fifty billion Japanese yen (¥50,000,000,000), divided into fifty thousand notes in the principal amount of ¥1,000,000 each, which will rank equally among themselves.

Global Certificates—Form. The notes will be represented by one or more permanent global certificates without interest coupons, which will be kept in custody by Deutsche Bank Trust Company Americas, also known as DBTCA, or any successor, as custodian for DTC, until all our obligations under the notes have been satisfied. The global certificates (as defined under “Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agents” in the accompanying prospectus supplement) will be in registered form in the name of Cede & Co., as nominee of DTC, recorded in a register kept by the registrar (as defined under “Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agents” in the accompanying prospectus supplement). The global certificates will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each global certificate will be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent (as defined under “—Registrar and Paying Agents”). Definitive certificates representing individual notes and interest coupons will only be issued in the limited circumstances described under “Clearing and Settlement—The Clearing Systems—DTC.”

Transfers. The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under “Clearing and Settlement—Transfers” in the accompanying prospectus supplement.

Status

The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates. The notes will bear interest on their principal amount at the rate of 2.60% per year as from June 20, 2007. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest is payable in two equal semi-annual installments in arrears on June 20 and December 20. The first interest payment will be made on December 20, 2007 for the period commencing on June 20, 2007 (inclusive) and ending on December 20, 2007 (exclusive).

Late Payment. Should we fail to repay the notes on the due date therefor, interest on the notes shall, subject to the provisions with respect to business days (as defined under “—Payments—Business Days” in this pricing supplement), accrue beyond the due date until actual repayment of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year. For example, in January 2007, the German Federal Bank announced a base rate of 2.70% per annum, making the default rate at that time 7.70%.

Accrued Interest. Whenever it is necessary to compute any amount of accrued interest in respect of the notes for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of the actual number of days in the period divided by 365 (known as “ACTUAL/365 (fixed) Method”).

Maturity; Repurchase

Maturity. The notes shall be redeemed at par on June 20, 2037. Subject to the provisions with respect to termination for default set forth under “—Termination for Default” in this pricing supplement, neither we nor any noteholder shall be entitled to redeem the notes before their stated maturity.

Repurchase. We may at any time purchase and resell notes in the open market or otherwise. Notes so purchased and not resold by us may, in our discretion, be held or surrendered to the paying agent for cancellation.

Payments

Payments. Payments of principal of, and interest on, the notes shall be made on the relevant payment date (see “—Payment Date and Due Date” below) to, or to the order of, the person registered at the close of business on the relevant record date (see “—Record Date” below) in the register kept by the registrar in U.S. dollars or yen as set forth below. Payments of principal shall be made upon surrender of the global certificates to the paying agent.

Any noteholder shall receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in yen in accordance with the procedures set out below. To the extent that noteholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such holders in respect of any such payment (the “yen conversion amount”) shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the global certificates for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the paying agent’s bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the paying agent of the yen conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day, a Tokyo business day, and a Frankfurt business day (as defined under “—Business Days” below). If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the yen conversion amount will be made in yen to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent shall bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

Any noteholder may elect to receive payment of principal and interest with respect to the notes in yen by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such holder’s election to receive all or a portion of such payment in yen and (ii) wire transfer instructions to a yen account. Such election in respect of any payment shall be made by the holder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in yen pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “—Business Days” below) following the relevant record date (as defined under “—Record Date” below) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “—Payment Date and Due Date” below) for the payment of principal. Any payments under this paragraph in Japanese yen shall be made by wire transfer of same day funds to yen accounts designated by DTC.

All payments made by us to, or to the order of, the registered holder of the global certificates shall discharge our liability under the notes to the extent of the sums so paid.

Record Date. The record date for purposes of payments of principal and interest (see “—Payments” above) shall be, in respect of each such payment, the tenth New York business day prior to the relevant payment date (see “—Payment Date and Due Date” below).

Business Days. If any due date for payment of principal or interest in Japanese yen in respect of any note to the registered holder of the global certificates is not a Tokyo business day, such payment will not be made until the next following Tokyo business day, and no further interest shall be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any note to the registered holder of the global certificates is not a Tokyo business day or not a New York business day, such payment shall not be made until the next day which is both a Tokyo business day and a New York business day, and no further interest shall be paid in respect of the delay in such payment. “New York business day” means any day on which banking institutions in New York City are not obligated and not authorized to close. “Tokyo business day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in Tokyo. “Frankfurt business day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main.

Payment Date and Due Date. For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for herein, without taking account of any such adjustment.

Taxes

All payments by us in respect of the notes shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we shall not be required to pay any additional amounts in respect of the notes. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of imposition of deduction or withholding of taxes or other duties.

Termination for Default

Any noteholder may, through DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we shall fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due shall cease if we have made payment to, or to the order of, the registered holder of the global certificates before the noteholder has exercised such right. Any notice declaring notes due shall be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder’s custodian as set forth under “—Governing Law, Jurisdiction, Enforcement and Language—Enforcement” in this pricing supplement. Definitive certificates representing individual notes and interest coupons will not be issued in the event of a default.

Registrar and Paying Agents

We will appoint DBTCA as initial registrar (the “registrar”) and paying agent, and, to the extent required by law, Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”) as additional paying agent (DBTCA and, if applicable, Deutsche Bank Frankfurt in performing such function, the “paying agent”). We may at any time vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the “specified office”) provided that there shall at all times be a registrar and paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agent or in their specified office by publication in the manner set forth under “—Notices” in this pricing supplement.

The registrar and the paying agents in such capacities are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to the registered holder of the global certificates or to any noteholder.

Further Issues

We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except as to the date from which interest shall accrue), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term “notes” shall, in the event of such increase, also include such additional issued notes.

Notices

All notices regarding the notes shall be published (a) in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, if legally required, in the form of media determined by law in addition thereto, and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the first date of any such publication.

Governing Law, Jurisdiction, Enforcement and Language

Governing Law. The notes, both as to form and content, as well as our rights and duties and those of the noteholders shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Any dispositions of the notes, including transfers and pledges of notes executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.

Jurisdiction. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement. Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying an aggregate principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and any other clearing system which is a participant in DTC.

Language. The conditions are written in the English and German languages, with the English version controlling and binding.

ADDITIONAL TAX INFORMATION

The following information relates to certain German income tax consequences of owning the notes and supercedes the disclosure set forth under “Federal Republic Taxation—Proposal for the Introduction of a Flat Tax on Investment Income” in the accompanying prospectus.

Draft legislation introduced in the German Bundestag on March 27, 2007 provides for the introduction of a flat tax on investment income (Abgeltungssteuer). The flat tax would be collected by way of withholding from interest income received after December 31, 2008. In addition, capital gains derived from non-business financial assets would be subject to the flat tax irrespective of any holding period, in cases where the assets are acquired after December 31, 2008. The flat tax would be collected at a rate of 25% (plus 5.5% solidarity surcharge thereon and, if applicable, church tax) of gross income. It would satisfy the income tax liability of a non-business investor with respect to investment income. However, investors would be able to apply for a tax assessment on the basis of applicable general rules if the resulting income tax burden were lower.

SUBSCRIPTION AGREEMENT

Citigroup Global Markets Limited (the “lead manager”) and the other managers named below (together with the lead manager, the “managers”) have agreed with us, severally and not jointly, pursuant to a subscription agreement dated June 15, 2007 (the “subscription agreement”) to subscribe and pay for the principal amount of the notes set forth opposite their respective names below at 99.685% of their principal amount, less a combined commission of 0.275% of such principal amount.

Managers	Principal amount of notes
Citigroup Global Markets Limited	¥47,500,000,000
Daiwa Securities SMBC Europe Limited	¥500,000,000
Mitsubishi UFJ Securities International plc	¥500,000,000
Mizuho International plc	¥500,000,000
Nomura International plc	¥500,000,000
UBS Limited	¥500,000,000

Total	¥50,000,000,000

Under the terms and conditions of the subscription agreement, the managers are committed to take and pay for all of the notes, if any are taken. After the initial public offering, the price to public may be changed.

We have agreed in the subscription agreement to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933. The lead manager has agreed to bear certain expenses relating to the offering of the notes.

The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. The selling restrictions applicable to the notes are set forth under “Subscription and Sale—Certain Selling Restrictions” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon on behalf of KfW by the legal department of KfW, and on behalf of the managers by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the managers are also being represented by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Further Information

Further information concerning the notes and concerning KfW and the Federal Republic of Germany may be found on file with the SEC, as described in greater detail under the heading “Where You Can Find More Information” in the accompanying prospectus.

Documents Available

For so long as the notes are outstanding, copies of the documents mentioned in this pricing supplement will be available free of charge during the usual business hours at the specified offices of the Luxembourg listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115, Luxembourg (“DB Luxembourg”), including:

•	the form of global certificates, including the terms of the notes;

•	the Law Concerning KfW and KfW’s by-laws;

•	the form of subscription agreement;

•	the agency agreement appointing DBTCA and, to the extent required by law, Deutsche Bank as agents;

•	the most recent annual reports of KfW; and

•	the documents incorporated by reference as stated under “Incorporation by Reference” in this pricing supplement.

Listing

Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act and in accordance with the rules thereof. This pricing supplement, together with the accompanying prospectus supplement and prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Additional Paying Agent

We have appointed Deutsche Bank Aktiengesellschaft, Große Gallusstraße 10-14, D-60272 Frankfurt am Main, as an additional paying agent. Moreover, we have appointed DB Luxembourg as Luxembourg paying and transfer agent, to act in such capacities should we be required to issue definitive certificates representing individual notes. In such case, noteholders should contact DB Luxembourg regarding payment and transfer.

Securities Identification Numbers

The notes have been assigned a CUSIP number of 500769CG7, an ISIN number of US500769CG75, a common code of 030676815 and a WKN code of A0TFXU.

Authorization

The issuance of the notes was authorized by resolution of KfW’s Board of Supervisory Directors on March 31, 2006.

Auditors

The independent auditors of KfW are PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

Interim Financial Statements

KfW does not publish interim financial statements.

Material Change

Except as disclosed herein, there has been no material adverse change in the business, financial position capitalization or results of operations of KfW since the date of the latest audited financial statements of KfW.

Litigation

To the best knowledge of KfW, except as otherwise disclosed herein, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving KfW which would materially adversely affect the financial position of KfW.

PROSPECTUS SUPPLEMENT (To prospectus dated April 9, 2007)	Filed pursuant to Rule 424(b)(3) Registration Number: 333-141868

KfW, Frankfurt/Main, Federal Republic of Germany

Information Relating to Global Notes Denominated

in Currencies other than U.S. Dollars, Euro or

Canadian Dollars

Prospectus Supplement dated April 10, 2007

INFORMATION RELATING TO GLOBAL NOTES DENOMINATED IN CURRENCIES

OTHER THAN

U.S. DOLLARS, EUROS OR CANADIAN DOLLARS

The following description will apply to certain notes denominated in a currency other than U.S. dollars, euros or Canadian dollars offered by KfW’s prospectus dated December 21, 2006 (referred to herein as the “notes” and in the prospectus as the “securities”). If and to the extent that the pricing supplement relating to any issue of notes contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of notes and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW’s debt securities in the prospectus dated December 21, 2006.

DESCRIPTION OF THE NOTES

General Provisions

Principal Amount and Denomination. The notes will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of notes in the principal amount as is specified in the applicable pricing supplement, which will rank equally among themselves.

Global Certificates, Notes and Form. The notes will be represented by one or more permanent global certificates without interest coupons, which will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for The Depositary Trust Company, New York, also known as DTC, until all our obligations under the notes have been satisfied. The global certificates (as defined under “Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agents”) will be in registered form in the name of Cede & Co., as nominee of DTC, recorded in a register kept by the registrar (as defined under “Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agents”). The global certificates will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each global certificate will be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent (as defined under “—Registrar and Paying Agents”). Definitive certificates representing individual notes and interest coupons will only be issued in the limited circumstances described under “Clearing and Settlement—The Clearing Systems—DTC.”

Transfers. The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under “Clearing and Settlement—Transfers.”

Status

The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates. Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable in two equal semi-annual installments in arrears on the interest payment dates specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be made on the first interest payment date specified in the applicable pricing supplement for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

Late Payment. Should we fail to redeem the notes on the due date therefore, interest on the notes shall, subject to the provisions with respect to business days (as defined under “—Payments—Business Days”), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year.

Accrued Interest. Whenever it is necessary to compute any amount of accrued interest for a period of other than a full year (other than with respect to semi-annual interest payments), such interest shall be calculated, if the denomination currency is Japanese yen, on the basis of the actual number of days in the period divided by 365 (known as the “Actual/365 (fixed) Method”), and if the denomination currency is any other currency, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, or on such other day count convention as is set forth in the applicable pricing supplement.

Maturity; Early Redemption; Repurchase

Maturity. The notes shall be redeemed at par on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to termination for default set forth under “—Termination for Default,” neither we nor any noteholder shall be entitled to redeem the notes before their stated maturity.

Early Redemption. If specified in the applicable pricing supplement, the notes may be redeemed, as a whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at the redemption price set forth in that pricing supplement (being equal to a percentage of the principal amount of the notes), together with interest accrued to, but excluding, the applicable early redemption date, or at any other redemption price set forth in the applicable pricing supplement.

If notes will be redeemable at our option, we may choose to redeem the notes at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the notes as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

Repurchase. We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our own discretion, be held or surrendered to the paying agent for cancellation.

Payments

Payments. Payments of principal of, and interest on, the notes shall be made on the relevant payment date (see “—Payment Date and Due Date”) to, or to the order of, the person registered at the close of business on the relevant record date (see “—Record Date”) in the register kept by the registrar in U.S. dollars or the denomination currency as set forth below. Payments of principal shall be made upon surrender of the global certificates to the paying agent.

Any noteholder shall receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in the denomination currency in accordance with the procedures set out below. To the extent that a noteholder shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such noteholders in respect of any such payment

(the “denomination currency conversion amount”) shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the global certificates for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the paying agent’s bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the paying agent of the denomination currency conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day, a Frankfurt business day and a business day in the principal financial center of the country issuing the denomination currency (as defined under “—Business Days”). If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the denomination currency conversion amount will be made in the denomination currency to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent shall bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

Any noteholder may elect to receive payment of principal and interest with respect to the notes in the denomination currency by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such noteholder’s election to receive all or a portion of such payment in the denomination currency and (ii) wire transfer instructions to a denomination currency account. Such election in respect of any payment shall be made by the noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in the denomination currency pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “—Business Days”) following the relevant record date (as defined under “—Record Date”) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “—Payment Date and Due Date”) for the payment of principal. Any payments under this paragraph in the denomination currency shall be made by wire transfer of same day funds to denomination currency accounts designated by DTC.

All payments made by or on behalf of us to, or to the order of, the registered holder of the global certificates at the close of business on the relevant record date shall discharge our liability under the notes to the extent of the sums so paid.

Availability of Denomination Currency. If we determine that any amount payable on a relevant payment date in the denomination currency is not available to us in freely negotiable and convertible funds for reasons beyond our control or that such denomination currency (or any successor currency to it provided for by law) is no longer used for the settlement of international financial transactions, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for denomination currency is (1) if available, the noon dollar buying rate in New York City for cable transfers for the denomination currency on the second business day prior to the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York or, (2) if such rate is not available, the foreign exchange rate for the denomination currency as determined by us in our equitable discretion.

Record Date. The record date for purposes of payments of principal and interest (see “—Payments”) shall be, in respect of each such payment, the tenth New York business day prior to the relevant payment date (see “—Payment Date and Due Date”).

Business Days. If any date for payment of principal or interest in the denomination currency in respect of any note to the registered holder of the global certificates is not a business day in the principal financial center of the country issuing the denomination currency (as defined herein), such payment will not be made until the next following business day in the applicable principal financial center, and no further interest shall be paid in respect of the delay in such payment. If any date for payment of principal or interest in U.S. dollars in respect of any note to the registered holder of the global certificates is not a business day in the principal financial center of the country issuing the denomination currency or not a New York business day, such payment shall not be made until the next day which is both a business day in the applicable principal financial center and a New York business day and no further interest shall be paid in respect of the delay in such payment. “New York business day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. A “business day in the principal financial center of the country issuing the denomination currency” means any day (other than Saturday or Sunday) on which credit institutions are open for business in the capital city of the country issuing the specified currency; provided, however, that with respect to Australian dollars, New Zealand dollars, South African rand and Swiss francs, the principal financial center shall be Sydney, Auckland, Johannesburg and Zurich, respectively. A “Frankfurt business day” shall be any day (other than Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main.

Payment Date and Due Date. For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

Taxes

All payments by us in respect of the notes shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we shall not be required to pay any additional amounts in respect of the notes. There will be no “gross-up” provision.

Termination for Default

Unless otherwise specified in the applicable pricing supplement, any noteholder may, through DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we shall fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due shall cease if we have made payment to, or to the order of, the registered holder of the global certificates before the noteholder has exercised such right. Any notice declaring notes due shall be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder’s custodian as set forth under “—Governing Law, Jurisdiction, Enforcement and Language—Enforcement.” Definitive certificates representing individual notes and interest coupons will not be issued in the event of a default.

Registrar and Paying Agents

We will appoint DBTCA as initial registrar (the “registrar”) and paying agent, and, to the extent required by law, Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”) as additional paying agent (DBTCA and, if applicable, Deutsche Bank Frankfurt in performing such function, the “paying agent”). We may at any time vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the “specified office”), provided that there shall at all times be a registrar and paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agents or in their specified offices by publication in the manner set forth under “—Notices.”

The registrar and the paying agents in such capacities are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to the registered holder of the global certificates or to any noteholder.

Further Issues

We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except as to the date from which interest shall accrue), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term “notes” shall, in the event of such increase, also include such additional notes.

Notices

All notices regarding the notes shall be published (a) in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, if legally required, in the form of media determined by law in addition thereto, and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the first date of any such publication.

Governing Law, Jurisdiction, Enforcement and Language

Governing Law. The notes, both as to form and content, as well as our rights and duties and those of the noteholders, shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the notes, including transfers and pledges of notes, executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.

Jurisdiction. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement. Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying an aggregate principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which is a participant in DTC.

Language. The conditions are written in the English and German languages, with the English version controlling and binding.

CLEARING AND SETTLEMENT

The information set forth below with respect to DTC, Euroclear (as defined below) or CBL (as defined below), which are collectively referred to as the clearing systems, is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.

Certification and Custody; Appointment of Registrar and Paying Agents

Clearing and settlement arrangements, including the existing links between Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“CBL”) and the participation of these systems in DTC, will provide investors access to three major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates (the “global certificates”) which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under “—The Clearing Systems—DTC.” The global certificates, which are to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The notes are expected to be accepted for clearing and settlement through DTC on the closing date specified in the applicable pricing supplement. Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in Euroclear and CBL (“Euroclear and CBL participants”) are thus also represented by the global certificates.

The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under “—The Clearing Systems—DTC.”

We will appoint DBTCA as initial registrar and paying agent, and to the extent required by law, Deutsche Bank Frankfurt as additional paying agent, as described in greater detail under the heading “Description of the Notes—Registrar and Paying Agents.”

The global certificates relating to a particular issue of notes will be assigned an ISIN number, a CUSIP number and a common code, as set forth in the applicable pricing supplement.

Payments

As described under “—Certification and Custody; Appointment of Registrar and Paying Agents,” DBTCA will act as our initial paying agent for the notes. Principal and interest payments on the notes will be made by us through the paying agent to the registered holder of the global certificates in U.S. dollars as set forth under “Description of the Notes—Payments.” Any noteholder shall receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in the denomination currency as set forth under “Description of the Notes—Payments.” All payments duly made by or on behalf of us to, or to the order of, the registered holder of the global certificates, shall discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under “—The Clearing

Systems—DTC”) to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to Euroclear and CBL participants.

Transfers

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, Euroclear and CBL.

The Clearing Systems

Overview

Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the noteholders as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositaries, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of DTC participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

Transfers of notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. In addition, beneficial owners of notes in DTC will receive all distributions of principal of and interest on the notes from the paying agent through a DTC participant. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations as set forth in the prospectus under “United States Taxation”.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because beneficial owners will hold interests in the notes through DTC participants or indirect DTC participants, the ability of such beneficial owners to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such notes, may be limited.

The established procedures of DTC provide that (i) upon issuance of the notes by us, DTC will credit the accounts of DTC participants designated by the managers (as defined in the applicable pricing supplement under “Subscription and Sale”) with the principal amount of the notes purchased by the managers, and (ii) ownership of interests in the global certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the global certificates is limited in such context.

KfW and the agent have each undertaken to DTC that, in the event DTC is unable or unwilling to continue providing its services, and a successor securities depository is not obtained, KfW and the agent shall cooperate fully with DTC in taking appropriate action to make definitive certificates representing individual notes available to holders.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its participating organizations and facilitates the clearing and settlement of securities transactions between CBL participants through electronic book-entry changes in accounts of CBL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including U.S. dollars, Japanese yen and New Zealand dollars. CBL provides to CBL participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CBL interfaces with domestic markets in several countries. As a professional depositary, CBL is subject to regulation by the Luxembourg Monetary Institute.

CBL participants are recognized financial institutions around the world, including managers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the managers. Indirect access to CBL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CBL participant either directly or indirectly.

Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL participants in accordance with its rules and procedures.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in various currencies, including U.S. dollars, Japanese yen and New Zealand dollars. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear operator.

Global Clearing and Settlement Procedures

Initial Settlement

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or CBL participants, and notes will be credited to their securities accounts on the business day following the settlement date against payments for value on the settlement date.

Secondary Market

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Euroclear and CBL participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and CBL and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or CBL, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and CBL participants may not deliver instructions directly to the U.S. depositaries of their respective clearing systems.

Because of time zone differences, credits or notes received in Euroclear or CBL as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or CBL participants on such business day. Cash received in Euroclear or CBL as a result of sales of notes by or through a Euroclear or CBL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CBL cash account only as of the business day following settlement in DTC.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency Conversion

Initial purchasers are required to pay for the notes in the denomination currency. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into the denomination currency to enable U.S. purchasers to pay for the notes in the denomination currency. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the notes. See also “—Foreign Exchange Exposure.” For the specific payment procedures in connection with the payments to be made by us under the notes, see “Description of the Notes—Payments.”

Foreign Exchange Exposure

An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the home currency and the denomination currency, and the possibility of the imposition or modification of foreign exchange controls with respect to the denomination currency. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the denomination currency against the relevant home currency could result in a decrease in the effective yield of the notes below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than your home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

SUBSCRIPTION AND SALE

Subscription Agreement

As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, a subscription agreement, to subscribe and pay for the notes according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the notes, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the notes.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), we expect that each manager will represent and agree not to make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(1)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)	to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year, (b) a total balance sheet of more than 443,000,000 and (c) an annual net turnover of more than 450,000,000, as shown in its last annual or consolidated accounts; or

(3)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive or pursuant to any applicable national law of any Relevant Member State;

whereby the expression an “offer of the notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom. We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

United States. We expect that each manager will agree that in connection with any distribution of the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

Japan. We expect that each manager will acknowledge and agree that it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada. We expect that each manager will represent and agree that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager will further represent and agree that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each manager will also represent and agree that it will send to any dealer who purchases from it any notes a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such notes a notice to the foregoing effect.

Hong Kong. We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (CO) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

Public Offer. We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of any of the prospectus or any other offering material, in any jurisdiction where action for those purposes is required. Each manager will comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes any disclosure document or any other offering material and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of any of the disclosure documents or any other offering material under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

Conditions. We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

No Established Trading Market. The notes will be a new issue of securities with no established trading market. We expect that application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeur mobilières dated July 10, 2005 (Luxembourg Prospectus Act). We expect that the managers will intend to make a market in the notes. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

Stabilization. In connection with this offering of notes, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.

These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

It is expected that delivery of the notes will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to three days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle later than on the third New York business day following the date of pricing of the notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any day for which settlement within three New York business days would not be possible should consult their own advisors.

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

Debt Securities

Guaranteed Unconditionally

as to Principal, Premium, if any, and

Interest by

KfW, Frankfurt/Main, Federal Republic of Germany

KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, and KfW International Finance Inc., a Delaware corporation, also known as KfW Finance, may each from time to time offer debt securities. The securities may consist of notes or bonds. The securities issued by KfW may also, at the option of KfW, be exchangeable for other debt securities or for equity securities owned directly or indirectly by KfW in other entities. The securities will be unconditional obligations of either KfW or KfW Finance. Securities that are offered and sold by KfW Finance will be guaranteed unconditionally, as to principal, premium, if any, and interest by KfW.

Pursuant to the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau) the securities will also benefit from a statutory guarantee of the Federal Republic of Germany.

For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). When we filed the registration statement, we used a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described under “Where You Can Find More Information” below before you invest.

References in this prospectus to “we” or “us” are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

KfW files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW and the Federal Republic of Germany (the “Federal Republic”). You can inspect and copy this report at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You can also obtain copies of the annual report at prescribed rates from the SEC’s Public Reference Room. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference:

•	Annual Report on Form 18-K of KfW for the year ended December 31, 2005, filed on May 19, 2006;

•	Amendment No. 2 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2005, filed on August 10, 2006;

•	Amendment No. 3 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2005, filed on November 13, 2006.

•	Amendment No. 4 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2005, filed on January 31, 2007; and

•	Amendment No. 5 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2005, filed on April 2, 2007.

You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas (“DBTCA”), c/o Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, 2nd Floor, Mail Stop: SUM01-0105, Summit, NJ 07901.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

KFW

The following summary information should be read in conjunction with the more complete information included in KfW’s annual report on Form 18-K of KfW for the year ended December 31, 2005, as amended.

Overview

KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government. KfW operates under the umbrella brand name KfW Bankengruppe. It conducts its business in the following four areas, three of which operate under the respective brand names noted in italics:

•	Investment finance:

KfW Förderbank (KfW Promotional Bank), offering financing products for housing, environmental, education and infrastructure projects; and

KfW Mittelstandsbank (KfW SME Bank), promoting small and medium-sized enterprises (“SMEs”), business founders, start-ups and self-employed professionals.

•	Export and project finance:

KfW IPEX-Bank, offering customized financing for exports and project and corporate financings world-wide.

•	Financial cooperation:

KfW Entwicklungsbank (KfW Development Bank), dealing with KfW’s public sector development cooperation activities; and

DEG (DEG—Deutsche Investitions- und Entwicklungsgesellschaft mbH, German Investment and Development Company), financing private-sector investments in developing countries.

•	Shareholdings, treasury and services.

As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes (although certain of its subsidiaries are) and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

KfW is organized under the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau, the “KfW Law”), as a public law institution with unlimited duration. Its offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.

Relationship with the Federal Republic

Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been, and are expected to continue to be, made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.

Guarantee of the Federal Republic. The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, or if KfW fails to make any payment required to be made under KfW’s guarantee of security issued by KfW Finance when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, see “Responsibility of the Federal Republic for KfW—Guarantee of the Federal Republic” in this prospectus.

Institutional Liability (Anstaltslast). Under the German administrative law principle of Anstaltslast, the Federal Republic has an obligation to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament. For more information about the institutional liability of the Federal Republic, see “Responsibility of the Federal Republic for KfW—Institutional Liability (Anstaltslast)” below.

Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW’s compliance with applicable laws and

KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Managing Directors or the Board of Supervisory Directors of KfW. KfW’s overall activities are supervised by its Board of Supervisory Directors, which consists of seven Federal Ministers, seven appointees of the Bundesrat, seven appointees of the Bundestag and representatives of various sectors and institutions of the German economy.

In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed so as to enable the Board of Supervisory Directors, the responsible Federal Department, and the Federal Court of Auditors (Bundesrechnungshof) to form their own opinions and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.

Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.

Understanding with European Commission in Relation to KfW IPEX-Bank. According to an understanding reached between the European Commissioner for Competition and the German Federal Ministry of Finance in March 2002, KfW is required to transfer all lending activities outside the scope of its promotional activities to a legally separate subsidiary by no later than December 31, 2007. KfW is in the process of establishing KfW IPEX-Bank as a legally separate subsidiary of KfW that will not be funded at other than at market rates of interest nor extended any benefits of the statutory Guarantee of the Federal Republic or Anstaltslast. However, the understanding also acknowledges, that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from the Guarantee of the Federal Republic and Anstaltslast. For more information about the Guarantee of the Federal Republic and Anstaltslast, see “—Relationship with the Federal Republic—Guarantee of the Federal Republic” and “—Relationship with the Federal Republic—Institutional Liability (Anstaltslast)” above.

KFW INTERNATIONAL FINANCE INC.

KfW Finance is a wholly-owned subsidiary of KfW and was incorporated in the State of Delaware in June 1988 for the sole purpose of issuing and selling debt securities and transferring the net proceeds of such sales to KfW. KfW Finance has nominal equity capital and operates under arrangements with KfW which provide that KfW will indemnify KfW Finance for any expenses or liabilities that it incurs in connection with the issuance of such securities.

USE OF PROCEEDS

The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business. The net proceeds from the sale of securities offered by KfW Finance will be loaned to KfW for use in KfW’s general business.

DESCRIPTION OF SECURITIES AND KFW GUARANTEE

The following briefly summarizes the terms and conditions of the securities offered by KfW or KfW Finance as separate series of notes or bonds from time to time, the KfW guarantee, the agency agreements in respect of securities issued by KfW, and the fiscal agency agreement in respect of securities issued by KfW Finance (together, the “agency agreements”). Copies of the forms of the securities and the forms of the agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

Description of Securities of KfW

General

KfW’s securities may be denominated, at its option, in euro, U.S. dollars, other currency or currencies or composite currencies, and/or amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement and/or pricing supplement, which are attached to or accompany this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement, as the case may be.

The prospectus supplement and/or the pricing supplement that relate to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW may issue the securities;

•	the currency or currencies of such denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

•	the dates on which KfW must pay interest;

•	where and how KfW will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

•	whether and in what circumstances KfW’s obligations under the securities may be terminated;

•	whether the securities will be exchangeable for other debt securities or for equity securities of entities owned directly or indirectly by KfW;

•

whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	the exchange or exchanges, if any, on which KfW will apply to have the securities listed;

•	any sinking fund provisions; and

•	any other terms of the securities.

The prospectus supplement and/or pricing supplement relating to KfW’s securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

There will be a registrar and/or one or more paying agents or fiscal agents, generally referred to respectively as the “paying agent(s),” “fiscal agent(s)” or “agent(s)” for KfW in connection with the KfW securities. The duties of the agents will be governed by the relevant agency agreements. KfW may replace any agent and may appoint a different or additional agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW’s agent and does not act as a trustee for the holders of KfW’s securities nor does it have a trustee’s responsibilities or duties to act for the holders in the way a trustee would.

The agent will maintain a register at an office in Frankfurt am Main or in New York, as provided in the relevant agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement and/or pricing supplement relating to the securities.

Principal of, premium, if any, and interest on your securities will be payable at the place or places and in the currency or currencies as are designated by KfW and in the manner set forth in the applicable prospectus supplement and/or pricing supplement.

There will be no “gross-up” provision which would require additional payments to be made in respect of the securities in the event that German withholding taxes are imposed.

Rank of Securities

The securities will not be secured by any of KfW’s property or assets and will not be subordinated to any of KfW’s other general obligations. The securities will therefore rank equally with each other and with all of KfW’s other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

The relevant agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

Any action or legal proceedings arising out of or in connection with the securities can only be brought in the District Court (Landgericht) in Frankfurt am Main.

Description of Securities of KfW Finance

General

KfW Finance’s securities may be denominated in U.S. dollars or, at its option, in any other currency or currencies or in composite currencies and/or in amounts determined by reference to an index. KfW Finance may issue its securities in one or more series as it may authorize from time to time. This section summarizes the terms of the securities that are common to all series of the securities which KfW Finance may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement and/or pricing supplement, which are attached to or accompany this prospectus. If the terms described in the prospectus supplement and/or pricing supplement that applies to your series of KfW Finance securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement, as the case may be.

The prospectus supplement and/or pricing supplement that relate to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW Finance may issue the securities;

•	the currency or currencies of such denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which the rate or rates will be calculated;

•	the dates on which KfW Finance must pay interest;

•	where and how KfW Finance will pay principal, premium, if any, and interest on the securities;

•

whether and in what circumstances the securities may or must be redeemed or repaid before maturity, in addition to the redemption terms described under “—Tax Redemption at the Option of KfW Finance” below;

•	the exchange or exchanges, if any, on which KfW Finance will apply to have the securities listed;

•	whether and in what circumstances KfW Finance’s obligations under the securities may be terminated;

•	whether the securities will be exchangeable for other debt securities or for equity securities of entities owned directly or indirectly by KfW;

•

whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	any sinking fund provisions; and

•	any other terms of the securities.

The prospectus supplement and/or pricing supplement that relate to KfW Finance’s securities will also describe special United States federal income tax and other tax considerations that apply if interest payments on your securities are determined by reference to any index.

KfW Finance may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

There will be a fiscal agent or agents for KfW Finance in connection with the KfW Finance securities. The duties of the fiscal agent will be governed by the agency agreement. KfW Finance may replace the fiscal agent and may appoint a different fiscal agent or agents for different series of securities. KfW Finance and KfW may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is KfW Finance’s agent. The fiscal agent is not a trustee for the holders of KfW Finance’s securities and does not have a trustee’s responsibilities or duties to act for them in the way a trustee would.

The fiscal agent of KfW Finance will maintain a register at an office in The City of New York to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW Finance and in the manner set forth in the applicable prospectus supplement and/or pricing supplement.

Rank of Securities

The securities will not be secured by any of KfW Finance’s property or assets. The securities will rank equally with each other, without any preference by reason of priority of date of issue or currency of payment or otherwise, with all of KfW Finance’s other unsecured loan indebtedness.

Loans to KfW

KfW Finance will lend the proceeds from the sale of each series of securities offered by KfW Finance to KfW. KfW will agree to make payments to KfW Finance on each loan relating to securities in the amounts and prior to the times of the required payments of the principal of and premium, if any, and interest on the securities.

Additional Amounts

If any present or future German tax, assessment or governmental charge is imposed upon or as a result of payments of principal of, or premium, if any, or interest on the notes, then KfW Finance will pay you additional amounts so that you will receive the same net amount after deducting or withholding for these taxes, assessments or governmental charges that you would have received had none of these amounts been deducted or withheld, unless:

•

you are liable for these taxes on your notes because you have some present or former connection with the Federal Republic other than merely receiving principal of, premium, if any, or interest on the notes or owning or holding them;

•

the only reason these taxes were imposed was because you presented your notes for payment more than 15 days after the date on which the payment first became due and payable or the date on which payment was duly provided for, whichever occurred later;

•

these taxes were imposed because you failed to comply with any certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with the Federal Republic, and such compliance is required by statute or by regulation as a precondition to exemption from such tax;

•	these taxes are estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or governmental charge;

•	these taxes are payable other than by deduction or withholding from any payment of principal or interest;

•	these taxes are required to be withheld by any paying agent from a payment on the notes and such payment can be made without such withholding by any other paying agent; and

•

these taxes are imposed pursuant to: (1) Council Directive 2003/48/EC (“EU Savings Tax Directive”) or any other directive on the taxation of savings implementing the conclusions of the Council of the European Union (Ecofin) meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive or law, (2) any international agreement to which the Federal Republic or the European Union is a party implementing a system of taxation substantially similar to that adopted in the EU Savings Tax Directive, or (3) any law implementing or complying with, or introduced in order to conform to, such an agreement.

KfW Finance will not pay any additional amounts if the registered holder of a note is a fiduciary, partnership or any person other than the sole beneficial owner of any payment and a beneficiary or settlor with respect to a fiduciary, a member of a partnership or the beneficial owner of that payment would not have been entitled to the additional amounts if it had been the registered holder of the note. For further discussion of additional amounts, see “Federal Republic Taxation” below.

There will be no additional amounts payable in respect of any present or future United States tax, assessment or governmental charge.

Tax Redemption at the Option of KfW Finance

If any German tax law or regulatory changes that take effect on or after the date of the prospectus supplement and/or pricing supplement for your series of KfW Finance securities require KfW Finance to pay you additional amounts on or before the interest payment date, or if these changes require KfW to pay additional amounts to KfW Finance under the loan relating to your series or to you under the guarantee relating to your series or otherwise on or before the next interest payment date, KfW Finance may redeem all of the outstanding securities in your series. KfW Finance may only redeem your securities at a time when these conditions continue to exist. If KfW Finance decides to redeem your securities, it will give you at least 30 days’ and no more than 60 days’ prior written notice and will pay you 100% of the principal amount of your securities that are redeemed plus accrued interest to the redemption date.

Acceleration of Maturity

The securities of any series will become due and payable at the option of the holder of the securities of the series if:

•	there has been a default in any interest payment on any security of the series when due that has continued for 30 days;

•	there has been a default in any payment of principal of any security of the series when due;

•

either KfW Finance or KfW defaults in the performance of any of its other covenants in the securities of the series and the fiscal agency agreement, and this default has continued for 60 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

•

there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW Finance, if that indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

•

there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW, in any case where (1) the aggregate amount of indebtedness with respect to which the default has occurred exceeds U.S.$10,000,000, or the equivalent in another currency, and (2) KfW is not contesting the default in good faith and by appropriate proceedings, if the indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement; or

•	certain events in bankruptcy, insolvency or reorganization of KfW Finance or KfW occur.

If any of these events occurs, the securities of that series will become due and payable upon written notice by the holders of the fiscal agent, unless all defaults have been cured before the fiscal agent has received the written notice.

Neither KfW Finance nor KfW are required to give the fiscal agent periodic evidence that there is no default.

Assumption

KfW or any of its wholly-owned subsidiaries may assume all of KfW Finance’s obligations relating to a series of securities by amending the fiscal agency agreement for that series if certain conditions are met. This may be done without the consent of the holders of the securities of that series. If the assumption is made by a wholly-owned subsidiary of KfW, KfW must guarantee that subsidiary’s obligations and certain other conditions must be met.

Governing Law

The fiscal agency agreement and the securities will be governed by, and interpreted in accordance with the laws of the State of New York, except with respect to authorization and execution by KfW of the fiscal agency agreement and the securities, and any other matters required to be governed by the laws of the Federal Republic.

Consent to Service

KfW will designate the fiscal agent as its authorized agent upon whom process may be served in any action arising out of or based on the fiscal agency agreement and the KfW guarantee which may be instituted in any federal or state court in New York City by any holder of the securities. Such designation will not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act of 1933, as amended. KfW is not entitled to sovereign immunity.

Description of KfW Guarantee

KfW will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the securities offered by KfW Finance, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW

Guarantee of the Federal Republic

As discussed under “KfW—Relationship with the Federal Republic—Guarantee of the Federal Republic” above, under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or to make any payment required to be made under the KfW guarantee, when the same is due and payable, the Federal Republic will be liable at all times for that payment as and when it shall become due and payable.

The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under its Guarantee, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

The Federal Republic may be sued in the courts of the Federal Republic, without any public official’s or authority’s consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (Anstaltslast)

As discussed under “KfW—Relationship with the Federal Republic—Institutional Liability (Anstaltslast)”, under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as the constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW’s obligations.

The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties, such as its obligations to the holders of securities under the KfW guarantee. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW’s obligations, including KfW’s obligations to the holders of securities under the KfW guarantee, are fully backed by the credit of the Federal Republic.

DEBT RECORD

None of KfW, KfW Finance or the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW and KfW Finance. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Tax Residents

Payments of interest on the securities to persons who are tax residents of the Federal Republic (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in the Federal Republic) are subject to German personal or corporate income tax (plus solidarity surcharge (Solidaritätszuschlag) at a rate of 5.5% thereon). Such interest may also be subject to trade tax if the securities form part of the property of a German trade or business.

Upon the disposition of a security carrying interest a holder of the security will also have to include in his taxable income any consideration invoiced separately for such portion of the interest of the current interest payment period which is attributable to the period up to the disposition of the security (“Accrued Interest”). Accrued Interest paid upon the acquisition of a security may be declared as negative income if the security is held as a non-business asset.

If for the determination of the issue price of a security the redemption amount is reduced by a discount or if the redemption amount is increased as compared with the issue price of the security (as, for example, in the case of a discounted security or a security with accrued interest added), the difference between the redemption amount and the issue price of the security (“Original Issue Discount”) realized when a security held as a non-business asset is redeemed to its initial subscriber will be taxable investment income, however, only if the Original Issue Discount exceeds certain thresholds; in such case, the security qualifies as a financial innovation under German tax law.

If a security qualifies as a financial innovation (Finanzinnovation) (including, among other things, zero coupon securities or other discounted securities or securities with accrued interest added as well as floating rate securities) and is disposed of while outstanding or redeemed at maturity, such portion of the proceeds from the disposition of the security or of the redemption amount of the security which equals the yield to maturity of the security attributable to the period over which the holder has held such security, minus interest, including Accrued Interest, already taken into account, will be subject to income tax (plus solidarity surcharge), provided the holder of the security is an individual. The yield to maturity is determined by taking into account the Original Issue Discount. If the securities do not have a predetermined yield to maturity (e.g. in the case of floating rate securities) or the holder does not give proof thereof, the difference between the proceeds from the disposition, assignment or redemption and the issue or purchase price of the security is subject to income tax (plus solidarity surcharge) in the year of the disposition, assignment, or redemption of the security. Where the security is issued in a currency other than euro, such difference will be computed in the foreign currency. Where a security forms part of the property of a German trade or business, in each fiscal year the yield to maturity of the security to the extent attributable to such period has to be taken into account as interest income by the initial subscriber of the security and is subject to personal or corporate income tax (plus solidarity surcharge) and trade tax.

Capital gains from the disposition of a security, other than income described in the preceding paragraph, are only taxable to a German tax-resident individual if the securities are disposed of within one year after their acquisition or form part of the property of a German trade or business. In the latter case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of securities will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax, even if the securities do not qualify as financial innovations.

If the securities are held in a custodial account that the security holder maintains with a German branch of a German or non-German bank or financial services institution (the “Disbursing Agent”) a 30% withholding tax on interest payments (Zinsabschlag), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest. If the securities qualify as financial innovations, as explained above, withholding tax at the aforementioned rate will also be withheld from the difference between the proceeds from the disposition, assignment or redemption and the issue or purchase price of a security if the security has been kept in a custodial account with such Disbursing Agent since the time of issuance or acquisition, respectively. If the securities have been transferred into the custodial account of the Disbursing Agent only after such point in time, withholding tax at the aforementioned rate will be levied on a lump-sum basis on 30% of the proceeds from the disposition, assignment or redemption of the securities. Where a security is issued in a currency other than euro, the aforementioned difference will be computed in the foreign currency.

In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a security to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of a security is an individual (1) whose security does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (2) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the security has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.

Nonresidents

Interest, including Accrued Interest and (in the case of financial innovations) Original Issue Discount, and capital gains derived by persons who are not tax residents of the Federal Republic are not subject to German taxation, unless (1) the securities form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in the Federal Republic by the security holder or (2) the interest income otherwise constitutes German source income (such as income from the letting and leasing of certain German-situs property). If the nonresident of the Federal Republic is subject to German taxation with income from the securities, a tax regime similar to that explained above under “—Tax Residents” applies; capital gains from the disposition of securities are, however, only taxable in the case of (1).

Nonresidents of the Federal Republic are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above under “—Tax Residents.”

Inheritance and Gift Tax

No inheritance or gift taxes with respect to any security will arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes

No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax is not levied in the Federal Republic.

EU Savings Tax Directive

On June 3, 2003, the Council of the European Union (Ecofin) approved a directive regarding the taxation of savings income in the form of interest payments. Accordingly, each EU Member State must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years from application of the provisions of the directive, of 20% for the subsequent three years, and of 35% from the seventh year after application of the provisions of the directive.

In conformity with the prerequisites for the application of the directive, Switzerland, Liechtenstein, San Marino, Monaco and Andorra have confirmed that from July 1, 2005 they will apply measures equivalent to those contained in the directive, in accordance with the agreements entered into by them with the European Community. It has also been confirmed that certain dependent or associated territories (the Channel Islands, the Isle of Man and certain dependent or associated territories in the Caribbean) will apply from that same date an automatic exchange of information or, during the transitional period described above, a withholding tax in the described manner. Consequently, the Council of the European Union noted that the conditions have been met to enable the provisions of the directive to enter into force as from July 1, 2005.

By legislative regulations dated January 26, 2004 the German Federal Government enacted the provisions for implementing the directive into German law. These provisions apply as from July 1, 2005.

Proposal for the Introduction of a Flat Tax on Investment Income

Based upon a published draft legislation of the German Federal Government from March 14, 2007, the coalition government has reached agreement on the introduction of a flat tax on investment income (Abgeltungssteuer). The flat tax would likely be collected by withholding from interest paid on the notes or bonds after December 31, 2008 and would satisfy the income tax liability of a non-business investor. The flat tax could conceivably extend to gain realized upon the disposition of non-business financial assets, irrespective of any holding period. In this case the new tax regime would likely also apply to interest-bearing notes or bonds and could subject any gain realized upon the sale or redemption of a note or bond to personal income tax. The tax would most likely apply to gain realized after 2008. No steps to initiate the formal legislative procedure required to change the current tax regime described herein have been taken to date, and no further details of the envisaged legislative changes are currently available.

UNITED STATES TAXATION

This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as “notes.” This discussion is the opinion of Sullivan & Cromwell LLP, U.S. counsel to KfW and KfW Finance. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you own your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States expatriate; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership holds our notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership.

This discussion deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement and/or pricing supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the “Code,” its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This section describes the tax consequences to a “United States holder.” A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you, and you should see “—United States Alien Holders (KfW Finance)” and “—United States Alien Holders (KfW)” below for information that may apply to you.

Payments of Interest. Except as described below in the case of interest on a “discount note” that is not “qualified stated interest,” each as defined under “—Original Issue Discount—General” below, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. You will also be taxed on any additional amounts with respect to withholding tax (including withholding on payments of such additional amounts) (“additional amounts”).

Interest and any additional amounts, if we are required to pay such additional amounts, paid on, and original issue discount (as described under “—Original Issue Discount” below) accrued with respect to the notes that are issued by KfW constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest and original issue discount paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of calculating the foreign tax credit. Interest and any additional amounts, if we are required to pay such additional amounts, paid on, and original issue discount accrued with respect to notes issued by KfW Finance, however, are from sources within the United States.

Cash Basis Taxpayers. If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in or determined by reference to a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year).

Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount. General. If you own a note, other than a note with a term of one year or less, it will be treated as a discount note issued at an original issue discount, if the note’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is part of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under “—Variable Rate Notes” below.

On notes with annual interest payments, such as KfW’s euro-denominated bonds, where at least one due date for an interest payment is not a business day, interest on the notes will, as a technical matter, not be “qualified stated interest” within the meaning of the Treasury Regulations. It is, therefore, possible that the notes will be treated as discount notes issued with original issue discount.

Your note will have de minimis original issue discount and will not be a discount note, if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your note has de minimis original issue discount, you must include the de minimis original issue discount in income as stated principal payments are made on the note, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.

Inclusion of Original Issue Discount in Income. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•

adding your discount note’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below); and then

•	subtracting any payments made on your discount note in any prior accrual period that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note (other than any payment of qualified stated interest); and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined under “—General” above), the excess is “acquisition premium.” If you do not make the election described below under “—Election to Treat All Interest as Original Issue Discount” below, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your note after the purchase date over your note’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement and/or pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•

in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described under “—Inclusion of Original Issue Discount in Income” above, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described under “—Notes Purchased at a Premium” below) or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the note for which you made this election or which you acquire thereafter.

Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed under “—Market Discount” below to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

Variable Rate Notes. Your note will be a variable rate note if your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments;

and your note provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates;

(2)	a single fixed rate and one or more qualified floating rates;

(3)	a single objective rate; or

(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated, or

•	the rate is equal to such a rate multiplied by either:

(1)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(2)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate,

and the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•

the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial paper rate notes, Prime rate notes, LIBOR notes, Treasury rate notes, CD rate notes, CMT rate notes, Eleventh District Cost of Funds rate notes and Federal funds rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes. In general, if you are an individual or other cash basis United States holder of a note having a term of one year or less, a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Foreign Currency Discount Notes. If your discount note is denominated in or determined by reference to a foreign currency, you must determine OID for any accrual period on your discount note in that foreign currency, and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “—Payments of Interest” above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount. You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

•	you purchase your note for less than its issue price (as determined under “—Original Issue Discount—General” above); and

•

your note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, exceeds the price you paid for your note by at least 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.

To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by  1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

Notes Purchased at a Premium. If you purchase your note for an amount in excess of its principal amount, other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note’s yield to maturity, to that year. If your note is denominated in or determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “—Original Issue Discount—Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Notes. Your tax basis in your note will generally be the U.S. dollar cost (as defined below) of your note, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

•	subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with a foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described under “—Original Issue Discount—Short-Term Notes” or “—Market Discount” above;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat a portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars. If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Notes. The applicable prospectus supplement or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations and that are not subject to the rules governing variable rate notes.

United States Alien Holders (KfW Finance)

This section describes the tax consequences to a “United States alien holder” of notes issued by KfW Finance. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder of notes issued by KfW Finance, this section does not apply to you.

This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under U.S. federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•

KfW Finance and its paying agents will not be required to deduct U.S. withholding tax from payments of principal, premium, if any, interest, including OID, and any additional amounts to you if, in the case of interest and additional amounts,

(1)	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote;

(2)	you are not a controlled foreign corporation that is related to KfW Finance through stock ownership; and

(3)	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and

(a)	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a U.S. alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) not a United States person;

(b)	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person;

(c)	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(i)	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

(ii)	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

(iii)	a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

(d)	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

(i)	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

(ii)	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

(e)	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote at the time of death; and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

United States Alien Holders (KfW)

This section describes the tax consequences to a United States alien holder of notes issued by KfW. If you are a United States holder of notes issued by KfW, this section does not apply to you.

Payments of Interest. Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a note is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable; and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Notes. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the U.S. federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting (KfW Finance)

This section describes the backup withholding and information reporting relating to holders of notes issued by KfW Finance.

United States Holders. In general, if you are a noncorporate United States holder, KfW Finance and other payors may be required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the U.S. Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders. In general, if you are a United States alien holder, payments of principal, premium and interest (including OID) made by KfW Finance and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described under “—United States Alien Holders (KfW Finance)” above are satisfied or you otherwise establish an exemption. However, KfW Finance and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

(1)	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

(2)	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup Withholding and Information Reporting (KfW)

This section describes the backup withholding and information reporting requirements regarding holders of notes issued by KfW.

United States Holders. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•

payments of principal, premium and interest (including OID) on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium and interest (including OID) made to you outside the United States by KfW or another non-United States payor; and

•

other payments of principal, premium and interest (including OID), and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

(1)	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

(2)	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of notes issued by KfW will have the same tax treatment as payments of the proceeds from the sale of notes issued by KfW Finance described above.

PLAN OF DISTRIBUTION

KfW and KfW Finance may each sell securities in any of two ways:

•	through underwriters or dealers; or

•	directly to one or a limited number of institutional purchasers.

The applicable prospectus supplement or pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW or KfW Finance, as the case may be, from the sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements entered into with KfW and KfW Finance, underwriters may be entitled to indemnification by KfW and KfW Finance against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW and KfW Finance in the ordinary course of business.

VALIDITY OF SECURITIES AND KFW GUARANTEE

The validity of each series of securities issued by KfW will be passed upon on behalf of KfW by the legal department of KfW and on behalf of any underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main.

The validity of each series of securities issued by KfW Finance will be passed upon on behalf of KfW Finance by Sullivan & Cromwell LLP, New York, New York, and on behalf of any underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

The validity of the KfW guarantee relating to the securities of such series issued by KfW Finance will be passed upon on behalf of KfW Finance by the legal department of KfW and by Sullivan & Cromwell LLP, and on behalf of any underwriters by Simpson Thacher & Bartlett LLP and Hengeler Mueller Partnerschaft von Rechtsanwälten.

All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the legal department of KfW, and are included upon its authority.

As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the legal department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten, respectively.

Robert M. Thomas, Jr. and David F. Morrison, partners of Sullivan & Cromwell LLP, serve as Vice Chairman of the Board of Directors and Assistant Secretary, and as Director, Vice President and Assistant Secretary, respectively, of KfW Finance.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the U.S. federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a U.S. state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the U.S. federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW

KfW is located in Germany and the members of the Board of Managing Directors and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against those persons, including judgments predicated upon civil liabilities under the U.S. securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of U.S. courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the Securities Act of 1933 is KfW International Finance Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, U.S.A.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Dr. Claus-Michael Happe in his official capacity as Ministerialrat in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its official website, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany

¥50,000,000,000

2.60% Global Notes due 2037

Pricing Supplement

Nikko Citigroup

Dated June 15, 2007